Exhibit 99.2

Impact of Adopting ASC 606 on U.S. GAAP Financial Statements to the Third Quarter 2018
The Financial Accounting Standards Board issued a new accounting standard on revenue from contracts with customers ("ASC 606"), effective January 1, 2018, which supersedes nearly all existing revenue recognition guidance under U.S. GAAP.
The following tables summarize the impacts of adopting ASC 606 on the Company’s Condensed Consolidated Statement of Income, Financial Position, and Cash Flows as of and for the three and nine months ended September 30, 2018.
Condensed Consolidated Statement of Income

	Three months ended September 30, 2018			Nine Months Ended September 30, 2018
(millions)	As Reported	Adjustments	Balances Without Adoption of ASC 606	As Reported	Adjustments	Balances Without Adoption of ASC 606
Revenue
Total revenue	$2,349	$142	$2,491	$8,000	$(268)	$7,732
Expenses
Compensation and benefits	$1,392	$36	$1,428	$4,502	$(42)	$4,460
Other general expenses	$336	$1	$337	$1,189	$3	$1,192
Income taxes	$39	$21	$60	$9	$(54)	$(45)
Adoption of ASC 606 had an unfavorable impact of $84 million on net income from continuing operations, or $0.34 per share, for the three months ended September 30, 2018, and a favorable impact of $175 million on net income from continuing operations, or $0.71 per share, for the nine months ended September 30, 2018.
Condensed Consolidated Statement of Financial Position

	As of September 30, 2018
(millions)	As Reported	Adjustments	Balances Without Adoption of ASC 606
Assets
Receivables, net	$2,656	$(494)	$2,162
Other current assets	$727	$(227)	$500
Deferred tax assets	$476	$128	$604
Other non-current assets	$434	$(150)	$284

Liabilities
Other current liabilities	$988	$(13)	$975
Deferred tax liabilities	$273	$(59)	$214
Other non-current liabilities	$1,090	$2	$1,092

Equity
Total equity	$4,328	$(673)	$3,655

Exhibit 99.2

Condensed Consolidated Statement of Cash Flows

	Nine months ended September 30, 2018
(millions)	As Reported	Adjustments	Balances Without Adoption of ASC 606
Cash flows from operating activities
Net income	$821	$(175)	$646
Deferred income taxes	$(128)	$(16)	$(144)
Receivables, net	$(11)	$244	$233
Accounts payable and accrued liabilities	$(331)	$8	$(323)
Current income taxes	$(137)	$(37)	$(174)
Other assets and liabilities	$139	$(24)	$115
The adoption of ASC 606 had no impact on total Cash Provided by Operating Activities.